Exhibit 99.1

      SUPERIOR ESSEX INC. REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

    ATLANTA, Feb. 19 /PRNewswire-FirstCall/ -- Superior Essex Inc. (Nasdaq:
SPSX), one of the largest wire and cable manufacturers in the world, today reported its fourth quarter and full year 2006 financial results. For the quarter, Superior Essex reported revenues of $672 million and earnings of $0.33 per diluted share. These results compare to revenues of $523 million and earnings of $0.18 per diluted share for the fourth quarter of 2005. Adjusted earnings per diluted share* totaled $0.32 for the fourth quarter of 2006, a 28% increase as compared to adjusted earnings per diluted share of $0.25 reported for the fourth quarter of 2005.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20060605/CLM056LOGO)

    Adjusted EBITDA* for the fourth quarter of 2006 increased 24% to $26 million, while copper-adjusted Core Business revenues* declined 4% for the fourth quarter of 2006 vs. the prior year quarter. The decline in Core Business revenues was due primarily to a substantial reduction in Communications revenues, associated in large part with significant fourth quarter budgetary spending adjustments by major telephone company customers.

    For full year 2006, Superior Essex reported revenues of $2.9 billion and earnings of $3.01 per diluted share. These results compare to revenues of $1.8 billion and earnings per diluted share of $1.88 for full year 2005. Adjusted earnings per diluted share totaled $2.88 for full year 2006, a 109% increase over adjusted earnings per diluted share of $1.38 reported for full year 2005.

    For full year 2006, copper-adjusted Core Business revenues increased 24% vs. the prior year, principally as a result of the European Magnet Wire acquisition. Adjusted EBITDA for full year 2006 increased by 71% to $159 million, as compared to full year 2005.

    "In isolating the fourth quarter results, we are obviously disappointed that we could not sustain the revenue and earnings growth rates achieved in the first nine months of this year in what is our seasonally slowest period," said Stephen
M. Carter, chief executive officer of Superior Essex. "However, our fourth quarter earnings performance was significantly impacted by revenue reductions in our Communications Cable business segment. We believe this is temporary and, in large part, due to the high cost of copper in 2006, which absorbed customers' budgetary spending capacity at a more rapid pace than in the past."

    "On a full year basis, we are extremely pleased with our performance in 2006, as we achieved significant real revenue growth from the successful integration of our European Magnet Wire acquisition. On the profitability side, we far exceeded our expectations for 2006, with a 71% expansion in adjusted EBITDA and a 109% increase in adjusted EPS. The increase in profitability was particularly strong in our Communications business segment and in our European Magnet Wire operations. We also believe we are well positioned for 2007, with further potential margin expansion in our Communications business segment, and continued opportunities for profitability and business development growth in our magnet wire operations in North America, Europe and China," Carter added.

    Consolidated Fourth Quarter and Full Year 2006 Financial Results

    The following are highlights of operating results for the three and 12 months ended December 31 (dollars in millions, except earnings per share):

                                3 months ended 12/31     12 months ended 12/31
                              -----------------------   -----------------------
                                 2006         2005         2006         2005
                              ----------   ----------   ----------   ----------
Total revenues                $      672   $      523   $    2,938   $    1,795
Core Business revenues        $      582   $      437   $    2,494   $    1,500
Adjusted EBITDA               $     26.1   $     21.0   $    159.5   $     93.5
Net income                    $      6.7   $      3.0   $     57.4   $     31.9
Earnings per diluted share    $     0.33   $     0.18   $     3.01   $     1.88
Adjusted earnings per
 diluted share                $     0.32   $     0.25   $     2.88   $     1.38

    Fourth Quarter and Full Year 2006 Financial Highlights

    - Fourth quarter 2006 Core Business copper-adjusted revenue decline of 4%, including a substantial reduction in Communications' revenues, partially offset by a benefit from the 2005 European Magnet Wire acquisition

    - Full year 2006 Core Business copper-adjusted revenue growth of 24%, primarily due to the impact from the acquired European Magnet Wire operations

    - Adjusted EBITDA increase of 24% for the fourth quarter of 2006 and 71% for full year 2006

    - Adjusted EPS increase of 28% for the fourth quarter of 2006 and 109% for full year 2006

       - For the fourth quarter of 2006, the Company estimates that profitability was positively impacted by approximately $4.5 million (pretax), or $0.12 per diluted share (after tax and minority interest) due to copper procurement, pricing and hedging activities.

       - For full year 2006, the Company estimates the positive impact from copper-related items totaled approximately $34 million (pretax), or $0.98 per diluted share (after tax and minority interest).

       - The Company recorded a benefit associated with LIFO inventory reductions of approximately $4.6 million (pretax) for the fourth quarter of 2006. The fourth quarter 2006 LIFO benefit was more than offset by unfavorable fixed manufacturing cost absorption resulting from substantial production declines, which were necessary to meet reduced sales levels and to achieve year-end working capital and inventory targets.

       - The fourth quarter 2006 effective tax rate of 25% was below the full year effective tax rate of 37%. The lower fourth quarter 2006 tax rate included benefits from an updated assessment of tax valuation allowances, favorable determination of certain expense deductions, as well as finalization of other normal year end tax provision items.

    Business Segment Operating Results

    The following are financial highlights by business segment for the three and 12 months ended December 31 (dollars in millions):

    Communications Cable

                              3 months ended 12/31     12 months ended 12/31
                            -----------------------   -----------------------
                               2006         2005         2006         2005
                            ----------   ----------   ----------   ----------
Revenues                    $      165   $      172   $      818   $      679
Revenue decline
 (copper-adjusted)                 (29)%                      (5)%
Adjusted EBITDA             $     16.4   $     16.4   $    103.7   $     66.9

    The Communications Cable business segment reported a decline in copper-adjusted revenues of 29% for the fourth quarter of 2006, compared to the prior year fourth quarter. Approximately 30% of the comparative revenue decline was due to the absence of hurricane restoration activity in 2006. The remainder of the decline was primarily due to severe telephone company customer spending constraints in the fourth quarter of 2006. These were caused by both the elevated cost of copper eroding full year customer budgetary procurement limits and by procurement restrictions resulting from delays in the AT&T and BellSouth merger.

    Despite the decline in revenues, the Communications Cable business segment was able to maintain stable adjusted EBITDA levels for the fourth quarter of 2006, as compared to the prior year fourth quarter. Fourth quarter 2006 results reflected strong margin growth over the past year and included the impact during 2006 of improved pricing, significant benefits from direct manufacturing cost reductions, and improved sales mix. Fourth quarter 2006 results also included benefits from copper cost flow through and copper pricing arrangements, although at a reduced level as compared to the second and third quarters of 2006. This positive copper impact was more than offset by unfavorable fixed manufacturing cost absorption due to significantly lower production levels in the fourth quarter of 2006.

    North American Magnet Wire and Distribution

                              3 months ended 12/31     12 months ended 12/31
                            -----------------------   -----------------------
                               2006         2005         2006         2005
                            ----------   ----------   ----------   ----------
Revenues                    $      243   $      185   $    1,029   $      716
Revenue growth/decline
 (copper-adjusted)                  (2)%                       5%
Adjusted EBITDA             $     12.0   $      9.2   $     52.7   $     44.9

    The North American Magnet Wire and Distribution business segment reported a slight decline in copper-adjusted revenues for the fourth quarter of 2006, as compared to the prior year fourth quarter. The fourth quarter revenue comparisons reflected some impact from elevated revenues in the prior year due to both hurricane-related volume and a temporary demand increase from industrial motor customers caused by a new energy regulation, SEER 13, which became effective in early 2006. Also, fourth quarter 2006 demand was negatively impacted by a substantial reduction in residential construction.

    Adjusted EBITDA in the North American Magnet Wire and Distribution business segment for the fourth quarter of 2006 was $12.0 million, a 30% increase over the fourth quarter of 2005. Fourth quarter 2006 adjusted EBITDA included copper and LIFO benefits, which were partially offset by startup and other related costs for the Company's China Magnet Wire operations. The fourth quarter results were also impacted by unfavorable fixed manufacturing cost absorption from a decline in production levels to offset lower sales volumes and to meet year-end inventory reduction targets.

    European Magnet Wire and Distribution (Essex Nexans)

                              3 months ended 12/31     12 months ended 12/31
                            -----------------------   -----------------------
                               2006         2005         2006         2005
                            ----------   ----------   ----------   ----------
Revenues                    $      173   $       80   $      647   $      106
Revenue growth
 (copper-adjusted)                  46%                      N/A
Adjusted EBITDA             $      3.6   $      0.4   $     22.3   $     (1.7)

    Revenues for European Magnet Wire (Essex Nexans) totaled $173 million for the fourth quarter of 2006, compared to $80 million for the fourth quarter of 2005, a copper-adjusted revenue increase of 46%. The prior year fourth quarter results included an approximate 10 week impact from the Nexans European acquisition rather than the full 13 weeks included in the 2006 results. The Essex Nexans joint venture was formed on October 21, 2005, when it acquired Nexans' European magnet wire business and combined it with Superior Essex's U.K. magnet wire operations.

    European Magnet Wire's adjusted EBITDA was $3.6 million for the fourth quarter of 2006 vs. a fourth quarter 2005 adjusted EBITDA of $0.4 million. The year-over-year increase in adjusted EBITDA included continued benefits from successful acquisition integration. Additionally, fourth quarter results reflected a positive impact on both demand levels and profitability from the stable-to-improving European industrial and automotive economic environment, along with gains from copper procurement and copper cost recovery arrangements. However, fourth quarter 2006 results were negatively impacted by first year compliance-related costs.

    Copper Rod

    The Copper Rod business segment reported revenues of $91 million for the fourth quarter of 2006, compared to $86 million for the fourth quarter of 2005. On a copper-adjusted basis, Copper Rod revenues declined 32% as compared to the prior year fourth quarter. Revenues in this segment reflect external sales of processed copper rod, allowing for fixed cost recovery at margins that are generally breakeven. Copper rod volumes in the fourth quarter of 2006 were particularly depressed due to reductions in the building wire and automotive segments. In 2007, the Company intends to reduce its total copper rod production output, which should result in lower third-party sales of copper rod and reduced working capital investment.

    Debt, Capital Structure and Liquidity

    The Company reported total debt at December 31, 2006, of $324 million, and net debt (debt net of cash) of approximately $271 million. For the fourth quarter of 2006, net debt declined approximately $10 million, principally due to working capital reductions. Total cash and credit availability at year end exceeded $275 million.

    Stephen Carter's CEO Comments

    "Despite the slowdown that we experienced in our Communications Cable business segment in the fourth quarter of 2006, we are extremely pleased with our overall accomplishments and financial results for the full year and find ourselves to be well positioned for 2007."

    "In 2006, we successfully integrated the Essex Nexans acquisition, which showed better-than-anticipated performance as Europe exhibited stronger markets. We were pleased to be able to reach our acquisition integration goals and believe there is still the opportunity to benefit from magnet wire industry consolidation in Europe."

    "In North American Communications Cable, despite the fourth quarter revenue decline, we have been quite successful in restoring pricing and profitability to much higher levels. We do believe that the fourth quarter 2006 pullback in spending by the major telephone companies was a temporary, budget-related issue, as copper prices were at an unprecedented high in 2006. We estimate that higher copper prices alone absorbed more than $250 million in our telecommunications customers' spending in 2006. In January and February of 2007, we are seeing order activity in Communications being restored to normalized levels."

    "In our North American Magnet Wire business segment, 2006 was a year to recoup cost increases from the past 18 months, and we now have to work on realizing real margin improvement in 2007. We still believe the North American magnet wire industry has some way to go to adapt to the major industry consolidation that took place in 2006. However, over the long-term, we do expect to see profitability gains from improved industry conditions and from continued cost reduction activities."

    "During 2006, we also dealt with the most volatile copper market in history, and we were able to opportunistically generate incremental profits from this situation. A portion of this benefit is expected to continue into 2007, subject to the average level of market copper prices during the year."

    "As a result of all of these factors, we were able to post impressive financial results for full year 2006, including a 24% increase in copper-adjusted, Core Business revenues and phenomenal growth in adjusted EBITDA and adjusted EPS of 71% and 109%, respectively. Even after excluding the full copper benefit, we were still able to grow adjusted EBITDA 34% and adjusted EPS 38% in 2006."

    "We are pleased with our strengthened balance sheet, following our $81 million secondary equity offering in June of 2006. This effort, along with our strong financial performance, resulted in a reduction of net debt to adjusted EBITDA leverage from 3.3x on December 31, 2005, to 1.7x on December 31, 2006, and an improvement in our net debt to equity ratio from 1.5x to 0.8x. From a liquidity standpoint, we ended the year with more than $275 million in cash and credit availability, putting us in the position to be able to continue to pursue synergistic and strategic acquisition activity in 2007, including the recently announced acquisition of Nexans' Canadian and Chinese magnet wire operations."

    "For 2007, we will continue to strive toward the long-term objectives that we believe are critical to our future success. First, we will continue to reap the benefits of our Communications Cable business segment's substantial rise in margins that began in 2006. Second, we will look to North American Magnet Wire for profit margin expansion, including incremental benefits from the pending Canadian magnet wire acquisition. Third, we will look toward Europe for continuing benefits from a strong economy and from our operational integration and restructuring. Last, we expect our China Greenfield Magnet Wire facility to begin contributing to profits during the second half of the year. Our recently announced acquisition in China should further accelerate our growth prospects and profit contribution from this region."

    Analyst Call Information

    Superior Essex will host an analyst call at 10:00 a.m. (ET), February 20, 2007. During the call, the Company will discuss earnings results and will provide a general business update.

    The dial-in number for domestic financial analysts is (800) 909-7113. International financial analysts should dial in to (785) 830-1914. To participate, please dial in a few minutes before the scheduled time. The media and the public are invited to listen to the call at www.superioressex.com.

    A replay of the call will be available through February 26, 2007, by dialing
(800) 695-0395. A webcast replay will also be archived for a limited period on the Company's Web site at www.superioressex.com.

    * Adjusted earnings per diluted share, adjusted EBITDA, Core Business revenues and copper-adjusted Core Business revenues are non-GAAP financial measures. Please see Financial Measures and Key Operating Metrics for detailed explanations of these terms and the attached tables for reconciliations to the appropriate GAAP measures.

    About Superior Essex

    Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world. The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets. It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information on the Company can be found on its Web site at www.superioressex.com.

    Forward Looking Statements and Risk Factors

    The matters discussed in this news release, including expected results, contain forward-looking statements that involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends and conditions; fluctuations in the availability and cost of copper and other principal raw materials (including the working capital impact of such fluctuations and our ability to recover such costs) as well as natural gas and freight; changes in spending patterns by the telephone industry; changes in the rate of decline in access lines to homes and businesses; the migration of magnet wire demand to China; intense competition from other manufacturers and from alternative technologies such as fiber optics, wireless and VoIP; losses or gains in sales as customer contracts expire or are renewed or rebid; volume and timing of customer orders; rapid product and technology development; market acceptance of new products and continuing product demand for existing products; significant changes in the amount of our indebtedness; our ability to operate within the framework of our revolving credit facility and senior notes; our ability to complete announced acquisitions, integrate these operations and achieve anticipated benefits; our ability to identify, finance and integrate other acquisitions; our ability to successfully operate and expand our magnet wire facility in China; changes in short-term interest rates and foreign exchange rates; any deterioration in our labor relations; and other risk factors detailed in Superior Essex's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q, all of which we incorporate by reference herein. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes except as required by federal securities law.

    Financial Measures and Key Operating Metrics

    General

    We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. These non- GAAP operating and financial measures are described below.

    Copper-Adjusted Revenues

    Due to the impact of differing copper values on revenues in the reported periods, the Company is providing supplemental, non-GAAP sales comparisons at a constant value of copper ("copper adjusted revenues") to aid in analyzing period-to-period net sales. Net sales are adjusted to a $2.00/lb COMEX value. "Copper adjusted increase" in revenues or net sales is calculated after adjusting net sales in both periods to a constant copper value of $2.00/lb COMEX. Sales adjusted for a constant value of copper as used by us may not be comparable to similarly titled measures of other companies.

    Core Business Revenues

    Core Businesses consist of the Company's Communications Cable business segment, its North American Magnet Wire and Distribution business segment, and its European Magnet Wire and Distribution business segment.

    EBITDA

    Earnings before interest, taxes, depreciation and amortization, or "EBITDA", is a performance metric which we use and which is used by other companies. "EBITDA" as used by the Company (defined as earnings before interest, taxes, depreciation, amortization, minority interest and certain other non-operating items) may not be comparable to a similarly titled measure of another company.

    Adjusted EBITDA and Adjusted EPS

    The Company uses the terms "Adjusted EBITDA" and "Adjusted earnings per share" (or "Adjusted EPS"). Adjusted EBITDA is defined as EBITDA excluding the impact of special items (before tax). Adjusted EPS is defined as earnings per diluted share excluding the after-tax, after minority interest impact of special items. These items may not be comparable to a similarly titled measure of another company. Special items are detailed in the financial tables accompanying this release.

    Net Debt

    The Company uses the term "Net Debt," which is a non-GAAP financial measure. Net debt is defined as total debt outstanding less cash and cash equivalents. Net debt as used by the Company may not be comparable to a similarly titled measure of another company.

    Comparisons to GAAP

    Management believes that EBITDA, Adjusted EBITDA, Adjusted EPS and copper-adjusted revenues are useful adjuncts to net income (loss) and other measurements under GAAP. The Company believes these measures are useful in analyzing the underlying operating performance of the Company's business because they provide a measure of the cash-generating nature of the ongoing operations by removing non-cash items which are not directly relevant to the efficiency of operations. Adjusted EBITDA and Adjusted EPS are also sometimes used to evaluate performance for executive compensation. We have included a reconciliation of EBITDA, Adjusted EBITDA and Adjusted EPS to net income, the most directly comparable GAAP financial measure.

    EBITDA, Adjusted EBITDA and Adjusted EPS are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income or operating income as determined in accordance with GAAP. EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income or operating income. By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the utilization of assets that produce revenue for the Company. By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company. Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

    Adjusted EPS has distinct limitations as compared to GAAP information such as net income or earnings per share. By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company. Management compensates for these limitations by using the GAAP results in conjunction with adjusted EPS.

    Copper-adjusted revenues has distinct limitations as compared to GAAP net sales. By copper-adjusting net sales, in a declining copper cost environment, it may not be apparent that net sales may be declining on an actual basis. Management compensates for these limitations by using the GAAP results in conjunction with copper-adjusted revenues.

    Core Business revenues has distinct limitations as compared to GAAP net sales. By limiting net sales to "Core Businesses," the revenues of the omitted segment, copper rod, may not be apparent. Management compensates for these limitations by using the GAAP results in conjunction with Core Business revenues.

Superior Essex Inc.
Condensed Consolidated Income Statements
Three Months Ended December 31
($ in millions, except share and per share data)
Unaudited

                                       Three Months Ended    Three Months Ended
                                       December 31, 2006     December 31, 2005
                                       ------------------    ------------------
Net sales                              $            672.0    $            522.6
Cost of sales                                       616.3                 478.3
Gross profit                                         55.7                  44.3
Selling, general and administrative
 expenses                                            37.9                  33.5
Restructuring and other charges                       1.1                   0.4
Operating income                                     16.7                  10.4
Interest expense                                     (7.0)                 (7.3)
Interest income                                       0.2                     -
Other, net                                           (0.3)                 (0.3)
Income before income taxes and
 minority interest                                    9.6                   2.8
Income tax expense                                   (2.5)                 (0.2)
Minority interest in (earnings)/loss
 of subsidiary                                       (0.4)                  0.4
Net income                             $              6.7    $              3.0

Earnings per common share
Basic                                  $             0.34    $             0.18
Diluted                                $             0.33    $             0.18

Shares used for computation (000s)
Basic                                              20,020                16,707
Diluted                                            20,469                17,029

Superior Essex Inc.
Condensed Consolidated Income Statements
12 Months Ended December 31
($ in millions, except share and per share data)
Unaudited

                                         12 Months Ended      12 Months Ended
                                        December 31, 2006    December 31, 2005
                                        -----------------    -----------------
Net sales                               $         2,938.1    $         1,795.0
Cost of sales                                     2,664.9              1,621.5
Gross profit                                        273.2                173.5
Selling, general and administrative
 expenses                                           149.3                109.7
Restructuring and other charges                       2.2                  1.1
Gain on sale of US Seal product line                  -                  (10.4)
Asset impairment charge                               2.0                  2.3
Operating income                                    119.7                 70.8
Interest expense                                    (30.3)               (28.7)
Gain on sale of investment                            5.8                    -
Interest income                                       0.7                    -
Other, net                                           (0.1)                (0.5)
Income before income taxes, minority
 interest and extraordinary gain                     95.8                 41.6
Income tax expense                                  (35.6)               (10.1)
Minority interest in (earnings)/loss
 of subsidiary                                       (3.7)                 0.4
Extraordinary gain (net of minority
 interest)                                            0.9                    -
Net income                              $            57.4    $            31.9

Earnings per common share
Basic (1)                               $            3.10    $            1.92
Diluted (2)                             $            3.01    $            1.88

Shares used for computation (000s)
Basic                                              18,524               16,653
Diluted                                            19,023               16,973

(1) Includes $0.05 per common share benefit in the year ended December 31, 2006, from the extraordinary gain recognized in the three months ended March 31, 2006, related to an Essex Nexans purchase transaction
(2) Includes $0.04 per common share benefit in the year ended December 31, 2006, from the extraordinary gain recognized in the three months ended March 31, 2006, related to an Essex Nexans purchase transaction

Superior Essex Inc.
Condensed Consolidated Balance Sheets
($ in millions)
Unaudited

                                        December 31, 2006    December 31, 2005
                                        -----------------    -----------------
ASSETS
 Current assets:
 Cash and cash equivalents              $            53.1    $             8.2
 Accounts receivable, net                           335.4                259.6
 Inventories, net                                   289.3                238.4
 Other current assets                                46.9                 35.3
  Total current assets                              724.7                541.5
 Property, plant and equipment (net
  of accumulated depreciation)                     258.5                240.8
 Intangible and other long-term
  assets, net                                        43.2                 45.9
TOTAL ASSETS                            $         1,026.4    $           828.2

LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
 Short-term borrowings and current
  portion of long-term debt             $            30.6    $            34.6
 Accounts payable                                   160.5                143.9
 Accrued expenses                                    94.8                 92.5
  Total current liabilities                         285.9                271.0
 Long-term debt                                     293.4                279.2
 Other long-term liabilities                         59.4                 51.5
  Total liabilities                                 638.7                601.7
 Minority interest in subsidiary                     28.7                 20.8
 Stockholders' equity                               359.0                205.7
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                 $         1,026.4    $           828.2

Superior Essex Inc.
Supplemental Financial Information
Three Months Ended December 31
($ in millions)
Unaudited

                                          Three Months Ended    Three Months Ended
                                          December 31, 2006     December 31, 2005
                                          ------------------    ------------------
Net sales
Communications Cable                      $            164.7    $            171.5
North American Magnet Wire and
 Distribution                                          243.5                 185.2
European Magnet Wire and Distribution                  173.3                  79.9
Copper Rod                                              90.5                  86.0
                                          $            672.0    $            522.6

Net sales, copper price adjusted (1)
Communications Cable                      $            130.5    $            184.7
North American Magnet Wire and
 Distribution                                          189.9                 194.2
European Magnet Wire and Distribution                  122.4                  84.2
Copper Rod                                              57.4                  85.0
Net sales, copper price adjusted          $            500.2    $            548.1
 Constant cost of copper adjustment                    171.8                 (25.5)
 Net sales (GAAP)                         $            672.0    $            522.6

Reconciliation of Adjusted EBITDA to
 net income

Net income                                $              6.7    $              3.0
 Income tax expense                                      2.5                   0.2
 Interest expense                                        7.0                   7.3
 Minority interest in earnings/(loss)
  of subsidiary                                          0.4                  (0.4)
 Interest income                                        (0.2)                    -
 Other, net                                              0.3                   0.3
Operating income                          $             16.7    $             10.4
 Depreciation/amortization                               7.1                   6.5
EBITDA                                    $             23.8    $             16.9
 Restructuring and other charges                         1.1                   0.4
 Non-cash equity compensation                            1.7                   1.5
 Customer insolvencies - bad
  debt/(recoveries)                                     (0.2)                  1.7
 UK operations - loss on contribution
  of net assets to joint venture                           -                   0.5
 Other, net                                             (0.3)                    -
Adjusted EBITDA                           $             26.1    $             21.0

Adjusted EBITDA by segment
Communications Cable                      $             16.4    $             16.4
North American Magnet Wire and
 Distribution                                           12.0                   9.2
European Magnet Wire and Distribution                    3.6                   0.4
Copper Rod                                               0.2                  (0.1)
Corporate                                               (5.5)                 (5.1)
Other                                                   (0.6)                  0.2
Adjusted EBITDA                           $             26.1    $             21.0

(1)  Adjusted to a constant $2.00 COMEX copper cost per pound

Superior Essex Inc.
Supplemental Financial Information
12 Months Ended December 31
($ in millions)
Unaudited

                                           12 Months Ended       12 Months Ended
                                          December 31, 2006     December 31, 2005
                                          -----------------     -----------------
Net sales
Communications Cable                      $           817.9     $           678.7
North American Magnet Wire and
 Distribution                                       1,029.4                 715.7
European Magnet Wire and Distribution                 647.0                 105.8
Copper Rod                                            443.8                 294.8
                                          $         2,938.1     $         1,795.0

Net sales, copper price adjusted (1)
Communications Cable                      $           724.8     $           759.6
North American Magnet Wire and
 Distribution                                         848.1                 808.6
European Magnet Wire and Distribution                 506.8                 114.8
Copper Rod                                            295.1                 347.8
Net sales, copper price adjusted          $         2,374.8     $         2,030.8
 Constant cost of copper adjustment                   563.3                (235.8)
 Net sales (GAAP)                         $         2,938.1     $         1,795.0

Reconciliation of Adjusted EBITDA to
 net income
Net income                                $            57.4     $            31.9
 Income tax expense                                    35.6                  10.1
 Interest expense                                      30.3                  28.7
 Minority interest in earnings/(loss)
  of subsidiary                                         3.7                  (0.4)
 Gain on sale of investment                            (5.8)                    -
 Extraordinary gain (net of minority
  interest)                                            (0.9)                    -
 Interest income                                       (0.7)                    -
 Other, net                                             0.1                   0.5
Operating income                          $           119.7     $            70.8
 Depreciation/amortization                             28.0                  23.9
EBITDA                                    $           147.7     $            94.7
 Restructuring and other charges                        2.2                   1.1
 Non-cash equity compensation                           6.9                   3.5
 Gain on sale of US Seal product line                     -                 (10.4)
 UK operations - loss on contribution
  of net assets to joint venture                          -                   0.5
 Asset impairment charge                                2.0                   2.3
 Customer insolvencies - bad debt                       0.8                   2.0
 Other, net                                            (0.1)                 (0.2)
Adjusted EBITDA                           $           159.5     $            93.5

Adjusted EBITDA by segment
Communications Cable                      $           103.7     $            66.9
North American Magnet Wire and
 Distribution                                          52.7                  44.9
European Magnet Wire and Distribution                  22.3                  (1.7)
Copper Rod                                              0.9                   0.4
Corporate                                             (20.2)                (17.2)
Other                                                   0.1                   0.2
Adjusted EBITDA                           $           159.5     $            93.5

(1)  Adjusted to a constant $2.00 COMEX copper cost per pound

Superior Essex Inc.
Detail of Special Items Impacting Net Income
Three Months Ended December 31
($ in millions, except per share data)
Unaudited

                                          Three Months Ended    Three Months Ended
                                           December 31, 2006     December 31, 2005
                                          ------------------    ------------------
Restructuring and other charges           $             (1.1)   $             (0.4)
UK operations - loss on contribution
 of net assets to joint venture                            -                  (0.5)
Customer insolvencies - bad
 debt/(recoveries)                                       0.2                  (1.7)
Non-cash compensation expense
 associated with equity grant
 modifications to conform to new IRS
 409(A) regulation                                         -                  (0.8)
Income tax benefit related to the
 settlement of prior period tax
 items, net                                              0.5                   0.3
Income tax benefit related to loss
 recognition from impairment charges
 in UK operations                                          -                   0.3
Other                                                    0.1                  (0.3)
Tax and minority interest impact of
 above items (if not otherwise shown
 net of tax and minority interest)                       0.6                   1.9
Total impact on net income -
 benefit/(charge)                         $              0.3    $             (1.2)
Net benefit (charge) to earnings per
 diluted share related to special items   $             0.01    $            (0.07)

Reconciliation of earnings per
 diluted share to adjusted earnings
 per diluted share
Earnings per diluted share                $             0.33    $             0.18
Impact of special items                                (0.01)                 0.07
Adjusted earnings per diluted share       $             0.32    $             0.25

Superior Essex Inc.
Detail of Special Items Impacting Net Income
12 Months Ended December 31
($ in millions, except per share data)
Unaudited

                                            12 Months Ended      12 Months Ended
                                           December 31, 2006    December 31, 2005
                                           -----------------    -----------------
Gain on sale of US Seal product line       $               -    $            10.4
Gain on sale of investment in Essex
 Electric                                                5.8                    -
Restructuring and other charges                         (2.2)                (1.1)
Asset impairment charge                                 (2.0)                (2.3)
Extraordinary gain (net of minority
 interest)                                               0.9                    -
Customer insolvencies - bad
 debt/(recoveries)                                      (0.8)                (2.0)
Non-cash compensation expense
 associated with equity grant
 modifications to conform to new IRS
 409(A) regulation                                         -                 (0.8)
Accelerated depreciation of idled
 equipment                                                 -                 (0.7)
UK operations - loss on contribution
 of net assets to joint venture                            -                 (0.5)
Income tax benefit related to prior
 period tax items, net                                   0.5                  5.0
Income tax benefit related to loss
 recognition from impairment charge
 in UK operations                                          -                  2.3
Other                                                    0.1                 (0.4)
Tax and minority interest impact of
 items above (if not otherwise shown
 net of tax and minority interest)                       0.3                 (1.5)
Total benefit on net income                $             2.6    $             8.4
Net benefit to earnings per diluted
 share related to special items            $            0.13    $            0.50

Reconciliation of earnings per
 diluted share to adjusted earnings
 per diluted share
Earnings per diluted share                 $            3.01    $            1.88
Impact of special items                                (0.13)               (0.50)
Adjusted earnings per diluted share        $            2.88    $            1.38

SOURCE  Superior Essex Inc.
    -0-                             02/19/2007
    /CONTACT: Peggy Tharp, Director of Investor Relations of Superior Essex Inc., +1-770-657-6246/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20060605/CLM056LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.superioressex.com/
    (SPSX)